EXHIBIT 99.1
WESTLAKE CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Corporation Reports Fourth Quarter and Full Year 2024 Results
•Record Housing and Infrastructure Products (HIP) annual income from operations of $807 million and EBITDA of $1.1 billion
•Fifth consecutive quarter of year-over-year growth in company-wide sales volume
HOUSTON--(BUSINESS WIRE)--Westlake Corporation (NYSE: WLK) (the "Company" or "Westlake") today announced fourth quarter and full year 2024 results.

SUMMARY FINANCIAL HIGHLIGHTS ($ in millions except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023

Westlake Corporation
Net sales	$2,843	$3,117	$2,826	$12,142	$12,548
Income (loss) from operations	$66	$180	$(552)	$875	$729
Net income (loss) attributable to Westlake Corporation (1)	$7	$108	$(497)	$602	$479
Diluted earnings (loss) per common share (1)	$0.06	$0.83	$(3.86)	$4.64	$3.70
EBITDA	$416	$505	$(235)	$2,211	$1,962
Identified Items (2)	$—	$75	$625	$75	$625
EBITDA excl. Identified Items	$416	$580	$390	$2,286	$2,587
EBITDA margin (3)	15%	19%	14%	19%	21%

Housing and Infrastructure Products ("HIP") Segment
Net sales	$981	$1,098	$946	$4,317	$4,212
Income from operations	$129	$202	$121	$807	$710
EBITDA	$188	$262	$173	$1,050	$949
EBITDA margin	19%	24%	18%	24%	23%

Performance and Essential Materials ("PEM") Segment
Net sales	$1,862	$2,019	$1,880	$7,825	$8,336
Income (loss) from operations	$(41)	$(9)	$(664)	$129	$59
EBITDA	$220	$222	$(424)	$1,086	$965
Identified Items (2)	$—	$75	$625	$75	$625
EBITDA excl. Identified Items	$220	$297	$201	$1,161	$1,590
EBITDA margin (3)	12%	15%	11%	15%	19%

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(1)Includes $45 million ($0.35 per share) one-time non-cash charge related to changes in Louisiana tax law in the fourth quarter and full year 2024
(2)"Identified Items" for 2024 represents $75 million accrued expense to temporarily cease operations ("mothball") of the allyl chloride (AC) and epichlorohydrin (ECH) units at the Company's site in Pernis, the Netherlands, and for 2023 are a $475 million non-cash impairment charge and a $150 million charge to fully resolve certain liability claims
(3)Excludes Identified Items
BUSINESS HIGHLIGHTS
In the fourth quarter of 2024, Westlake reported net sales of $2.8 billion and net income of $7 million, or $0.06 per share including $0.35 per share from a one-time non-cash tax charge. Fourth quarter EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $416 million was higher than EBITDA of $390 million (excluding "Identified Items") in the prior-year period driven by higher sales volume in each segment.

For the full year of 2024, Westlake reported net sales of $12.1 billion, net income of $677 million (excluding "Identified Items") and EBITDA of $2.3 billion (excluding "Identified Items"). Compared to the prior-year financial results, the Company's 2024 results benefitted from higher sales volume, particularly in HIP, which was offset by lower product pricing and margins, particularly in PEM.

Westlake's fourth quarter of 2024 sales increased 1% year-over-year, driven by 3% sales volume growth, representing the fifth consecutive quarter of year-over-year sales volume growth, and a 2% decline in average sales price. Housing and Infrastructure Products sales increased 4%, driven by 7% sales volume growth that more than offset a 3% decline in average sales price. Performance and Essential Materials sales decreased 1% over the same period of time, as 1% sales volume growth was slightly less than a 2% decline in average sales price.
EXECUTIVE COMMENTARY
"Westlake generated solid sales volume growth in 2024, in part due to innovative new product introductions, export opportunities enabled by our globally-advantaged feedstock & energy cost position in our Performance and Essential Materials segment in spite of globally weak macroeconomic conditions the industry is experiencing, and our position as a leading supplier to faster-growing national homebuilders in our Housing and Infrastructure Products segment. HIP segment EBITDA increased more than 10% compared to 2023 as our sales volume growth outperformed the growth in the overall market while our cost-saving actions improved profitability. While earnings in our PEM segment were lower compared to 2023 due to lower average sales price as a result of weak global industrial and manufacturing activity, we made important progress during 2024 to improve our cost structure through productivity enhancements and the decision to mothball the AC and ECH units at our epoxy site in Pernis, The Netherlands," said Jean-Marc Gilson, President and Chief Executive Officer.

"Compared to the prior-year period our fourth quarter sales volume grew in each segment, highlighted by 7% sales volume growth in our HIP segment, which was solid compared to a challenging macroeconomic backdrop that impacted the industry. However, during the fourth quarter sales volume growth was largely offset by lower average sales price in each segment. While company-wide sales were relatively flat with the prior-year period, Westlake was able to increase EBITDA by 7% in the fourth quarter through targeted cost-reduction actions," continued Mr. Gilson.

"Looking ahead to 2025, we are optimistic on the outlook for our HIP segment, underpinned by the need to expand the supply of residential housing in the U.S. after over 15 years of under-building to support population growth and resulting housing demand. While global macroeconomic conditions remain challenging to start the year, our PEM segment is well-positioned to capitalize on an eventual recovery in global industrial and manufacturing activity. Our focus for 2025 will be on improving the components of earnings growth that are within our control, including executing on our cost-saving plans, increasing the value that we provide to our customers, ensuring the safety and reliability of our plants, and commercializing new product innovations," concluded Mr. Gilson.

RESULTS
Consolidated Results
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the three months ended December 31, 2024, the Company reported net income of $7 million, or $0.06 per share, on net sales of $2.8 billion. The year-over-year decrease in net income of $86 million was primarily due to a one-time non-cash charge of approximately $45 million in the fourth quarter of 2024 for the revaluation of state deferred tax assets and deferred tax liabilities caused by recent legislative changes in Louisiana.

Fourth quarter 2024 net income of $7 million decreased by $176 million sequentially as compared to the third quarter of 2024. The decrease in net income compared to the prior quarter was primarily due to lower sales prices in Performance Materials and seasonally lower Housing and Infrastructure Products sales volume.

EBITDA of $416 million for the fourth quarter of 2024 increased by $26 million compared to fourth quarter 2023 EBITDA of $390 million. Fourth quarter 2024 EBITDA decreased by $164 million compared to third quarter 2024 EBITDA of $580 million.

For the full year of 2024, net income of $677 million decreased by $392 million as compared to 2023 net income of $1.1 billion. Income from operations of $1.0 billion for the full year of 2024 decreased by $0.4 billion as compared to income from operations of $1.4 billion for the full year of 2023. The decreases in net income and income from operations were primarily due to lower average selling price, particularly in Performance and Essential Materials.

A reconciliation of EBITDA and net income to EBITDA excluding Identified Items and net income excluding Identified Items as well as a reconciliation of EBITDA to net income, income from operations (including and excluding Identified Items) and net cash provided by operating activities as well as a reconciliation of free cash flow to net cash flow provided by operating activities can be found in the financial schedules at the end of this press release.
Cash and Debt
Net cash provided by operating activities was $434 million for the fourth quarter of 2024 and $1.3 billion for the full year of 2024. Capital expenditures for the fourth quarter and full year of 2024 were $285 million and $1.0 billion, respectively. For the fourth quarter and full year of 2024, free cash flow (net cash provided by operating activities less capital expenditures) was $149 million and $306 million, respectively. As of December 31, 2024, the Company's cash and cash equivalents balance was $2.9 billion and total debt was $4.6 billion.
Housing and Infrastructure Products Segment
For the fourth quarter of 2024, Housing and Infrastructure Products income from operations of $129 million increased by $8 million as compared to the fourth quarter of 2023. The year-over-year increase was the result of higher sales volume, particularly for pipe and fittings.

Sequentially, Housing and Infrastructure Products income from operations decreased by $73 million as compared to the third quarter of 2024. This decrease in income from operations versus the prior quarter was primarily driven by lower sales volume as a result of the typical seasonality of customer demand.

For the full year of 2024, Housing and Infrastructure Products net sales of $4.3 billion increased by $0.1 billion as compared to 2023. Housing Products net sales of $3.6 billion increased by $0.1 billion due to solid sales volume growth, particularly in siding & trim and roofing. Infrastructure Products net sales of $0.7 billion was in line with 2023 as higher sales volume offset lower average sales price. Housing and Infrastructure Products income from operations of $807 million increased by $97 million as compared to the full year of 2023 primarily due to growth in Housing Products net sales and cost-saving initiatives.

Performance and Essential Materials Segment
(Unless otherwise noted the financial numbers below exclude the Identified Items)
For the fourth quarter of 2024, Performance and Essential Materials loss from operations was $41 million as compared to the fourth quarter of 2023's loss from operations of $39 million due to lower selling prices for most of our major products, particularly for chlorine, PVC resin and polyethylene. This negative impact was partially offset by higher sales volume, particularly for polyethylene and PVC resin.

Sequentially, Performance and Essential Materials income from operations for the fourth quarter of 2024 decreased by $107 million as compared to the third quarter of 2024 (excluding "Identified Items"). This decrease in income from operations versus the prior quarter was primarily driven by lower average sales price.

For the full year of 2024, Performance and Essential Materials net sales of $7.8 billion decreased by $0.5 billion as compared to 2023. Performance Materials net sales of $4.6 billion in 2024 were relatively in line with 2023 net sales of $4.7 billion as higher sales volume, particularly for PVC resin and epoxy resin, offset lower average sales price, particularly for PVC resin and epoxy resin. Essential Materials net sales of $3.2 billion decreased by $0.5 billion from 2023 primarily due to lower caustic soda average sales price. Performance and Essential Materials income from operations of $204 million decreased by $480 million as compared to 2023. This decrease in income from operations versus the prior-year was primarily driven by lower average sales price and margins.
Forward-Looking Statements
The statements in this release and the related teleconference relating to matters that are not historical facts, including statements regarding our outlook for the performance of our business segments (such as our optimistic outlook for our HIP segment), global macroeconomic conditions (including an eventual recovery in global industrial and manufacturing activity), housing demand, impacts of tariffs and duties, continuing stabilization of sales prices and volumes in both domestic and export markets for most of our products, our market position, our ability to improve safety, reliability and efficiency of our plants, further commercialization of new product innovations, our cost savings initiatives, including the effect of our decision to mothball part of our epoxy operations, global demand for our products, and our ability to deliver greater value to customers are forward-looking statements.

These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the industry; the availability, cost and volatility of raw materials and energy; uncertainties associated with the United States, European and worldwide economies, including those due to political tensions and conflict in the Middle East, Russia and Ukraine and elsewhere; uncertainties associated with barriers to international trade, including the imposition of tariffs and duties or trade disputes; uncertainties associated with climate change; the potential impact on demand for ethylene, polyethylene and polyvinyl chloride due to initiatives such as recycling and customers seeking alternatives to polymers; current and potential governmental regulatory actions in the United States and other countries; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures, including from global competitors; instability in the credit and financial markets; access to capital markets; terrorist acts; operating interruptions; changes in laws and regulations, including trade policies; technological developments; information systems failures and cyberattacks; foreign currency exchange risks; our ability to implement our business strategies; creditworthiness of our customers; the effect and results of litigation and settlements of litigation; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC in February 2024, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, which was filed with the SEC in November 2024.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, free cash flow and other measures that exclude the effects of the Identified Items, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, free cash flow and measures that exclude the effects of the Identified Items, provide useful supplemental information to investors regarding the underlying business trends and performance of the Company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of (i) EBITDA to net income, income from operations and net cash provided by operating activities, (ii) free cash flow to net cash provided by operating activities, and (iii) other measures reflecting adjustments for the effects of the Identified Items can be found in the financial schedules at the end of this press release.
About Westlake
Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the Company's web site at www.westlake.com.
Westlake Corporation Conference Call Information:
A conference call to discuss Westlake Corporation's fourth quarter and full year 2024 results will be held Monday, February 24, 2025 at 11:00 AM Eastern Time (10:00 AM Central Time). To access the conference call, it is necessary to pre-register at https://register.vevent.com/register/BI72061c1352d74b3482abead232a4bf93. Once registered, you will receive a phone number and unique PIN number.

A replay of the conference call will be available beginning two hours after its conclusion. The conference call and replay will be available via webcast at https://edge.media-server.com/mmc/p/9nttceuz.
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WESTLAKE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

	(In millions of dollars, except per share data and share amounts)
Net sales	$2,843	$2,826	$12,142	$12,548
Cost of sales	2,515	2,627	10,185	10,329
Gross profit	328	199	1,957	2,219
Selling, general and administrative expenses	226	224	874	865
Impairment of goodwill and long-lived assets	—	475	—	475
Amortization of intangibles	28	30	117	122
Restructuring, transaction and integration-related costs	8	22	91	28
Income (loss) from operations	66	(552)	875	729
Interest expense	(39)	(41)	(159)	(165)
Other income, net	69	35	222	136
Income (loss) before income taxes	96	(558)	938	700
Provision for (benefit from) income taxes	77	(71)	291	178
Net income (loss)	19	(487)	647	522
Net income attributable to noncontrolling interests	12	10	45	43
Net income (loss) attributable to Westlake Corporation	$7	$(497)	$602	$479
Earnings (loss) per common share attributable to Westlake Corporation:
Basic	$0.06	$(3.86)	$4.66	$3.73
Diluted	$0.06	$(3.86)	$4.64	$3.70
Weighted average common shares outstanding:
Basic	128,564,101	128,165,690	128,535,226	127,806,317
Diluted	129,115,674	128,165,690	129,206,922	128,598,441

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2024	2023

	(In millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$2,919	$3,304
Accounts receivable, net	1,483	1,601
Inventories	1,697	1,622
Prepaid expenses and other current assets	115	82
Total current assets	6,214	6,609
Property, plant and equipment, net	8,633	8,519
Other assets, net	5,903	5,907
Total assets	$20,750	$21,035

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued and other liabilities)	$2,213	$2,491
Current portion of long-term debt, net	6	299
Long-term debt, net	4,556	4,607
Other liabilities	2,932	2,874
Total liabilities	9,707	10,271
Total Westlake Corporation stockholders' equity	10,527	10,241
Noncontrolling interests	516	523
Total equity	11,043	10,764
Total liabilities and equity	$20,750	$21,035

WESTLAKE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2024	2023

	(In millions of dollars)
Cash flows from operating activities
Net income	$647	$522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,114	1,097
Impairment of goodwill and long-lived assets	—	475
Deferred income taxes	(35)	(175)
Net loss on disposition and others	57	85
Other balance sheet changes	(469)	332
Net cash provided by operating activities	1,314	2,336
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	—
Additions to investments in unconsolidated subsidiaries	(26)	(25)
Additions to property, plant and equipment	(1,008)	(1,034)
Other, net	33	22
Net cash used for investing activities	(1,001)	(1,037)
Cash flows from financing activities
Distributions to noncontrolling interests	(49)	(54)
Dividends paid	(264)	(221)
Proceeds from exercise of stock options	13	44
Repayment of senior notes	(300)	—
Repurchase of common stock for treasury	(60)	(23)
Other, net	10	9
Net cash used for financing activities	(650)	(245)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(47)	19
Net increase (decrease) in cash, cash equivalents and restricted cash	(384)	1,073
Cash, cash equivalents and restricted cash at beginning of period	3,319	2,246
Cash, cash equivalents and restricted cash at end of period	$2,935	$3,319

WESTLAKE CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023

	(In millions of dollars)
Net external sales
Housing and Infrastructure Products
Housing Products	$818	$795	$3,644	$3,494
Infrastructure Products	163	151	673	718
Total Housing and Infrastructure Products	981	946	4,317	4,212
Performance and Essential Materials
Performance Materials	1,121	1,107	4,626	4,656
Essential Materials	741	773	3,199	3,680
Total Performance and Essential Materials	1,862	1,880	7,825	8,336
Total reportable segments and consolidated	$2,843	$2,826	$12,142	$12,548

Income (loss) from operations
Housing and Infrastructure Products	$129	$121	$807	$710
Performance and Essential Materials	(41)	(664)	129	59
Total reportable segments	88	(543)	936	769
Corporate and other	(22)	(9)	(61)	(40)
Consolidated	$66	$(552)	$875	$729

Depreciation and amortization
Housing and Infrastructure Products	$56	$50	$213	$207
Performance and Essential Materials	223	229	892	881
Total reportable segments	279	279	1,105	1,088
Corporate and other	2	3	9	9
Consolidated	$281	$282	$1,114	$1,097

Other income, net
Housing and Infrastructure Products	$3	$2	$30	$32
Performance and Essential Materials	38	11	65	25
Total reportable segments	41	13	95	57
Corporate and other	28	22	127	79
Consolidated	$69	$35	$222	$136

WESTLAKE CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND INCOME FROM OPERATIONS AND
NET CASH PROVIDED BY OPERATING ACTIVITIES (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)
x

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In millions of dollars, except percentages)
Net cash provided by operating activities	$474	$434	$573	$1,314	$2,336
Changes in operating assets and liabilities and other	(354)	(392)	(1,168)	(702)	(1,989)
Deferred income taxes	—	(23)	108	35	175
Net income (loss)	120	19	(487)	647	522
Add:
Mothball expenses in 2024 / Impairment charge in 2023	75	—	475	75	475
Litigation settlement charge, after-tax	—	—	115	—	115
Net income excl. Identified Items	$195	$19	$103	$722	$1,112

Net income (loss)	$120	$19	$(487)	$647	$522
Less:
Other income, net	44	69	35	222	136
Interest expense	(39)	(39)	(41)	(159)	(165)
Benefit from (provision for) income taxes	(65)	(77)	71	(291)	(178)
Income (loss) from operations	180	66	(552)	875	729
Add:
Mothball expenses in 2024 / Impairment charge in 2023	75	—	475	75	475
Litigation settlement charge, pre-tax	—	—	150	—	150
Income from operations excl. Identified Items	255	66	73	950	1,354
Add:
Depreciation and amortization	281	281	282	1,114	1,097
Other income, net	44	69	35	222	136
EBITDA excl. Identified Items	580	416	390	2,286	2,587
Less:
Mothball expenses in 2024 / Impairment charge in 2023	75	—	475	75	475
Litigation settlement charge, pre-tax	—	—	150	—	150
EBITDA	$505	$416	$(235)	$2,211	$1,962
Net external sales	$3,117	$2,843	$2,826	$12,142	$12,548
Operating income (loss) margin	6%	2%	(20)%	7%	6%
Operating income margin excl. Identified Items	8%	2%	3%	8%	11%
EBITDA margin	16%	15%	(8)%	18%	16%
EBITDA margin excl. Identified Items	19%	15%	14%	19%	21%

WESTLAKE CORPORATION
RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE TO DILUTED EARNINGS PER COMMON SHARE EXCLUDING IDENTIFIED ITEMS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(per share data)
Diluted earnings (loss) per common share attributable to Westlake Corporation	$0.83	$0.06	$(3.86)	$4.64	$3.70
Add:
Mothball expenses in 2024 / Impairment charge in 2023	0.58	—	3.69	0.58	3.68
Litigation settlement charge	—	—	0.89	—	0.89
Diluted earnings per common share attributable to Westlake Corporation excl. Identified Items	$1.41	$0.06	$0.72	$5.22	$8.27

WESTLAKE CORPORATION
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In millions of dollars)
Net cash provided by operating activities	$474	$434	$573	$1,314	$2,336
Less:
Additions to property, plant and equipment	220	285	282	1,008	1,034
Free cash flow	$254	$149	$291	$306	$1,302

WESTLAKE CORPORATION
RECONCILIATION OF HIP SEGMENT EBITDA TO INCOME FROM OPERATIONS
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In millions of dollars, except percentages)
Housing and Infrastructure Products Segment
Income from operations	$202	$129	$121	$807	$710
Add:
Depreciation and amortization	54	56	50	213	207
Other income, net	6	3	2	30	32
EBITDA	$262	$188	$173	$1,050	$949
Net external sales	$1,098	$981	$946	$4,317	$4,212
Operating income margin	18%	13%	13%	19%	17%
EBITDA margin	24%	19%	18%	24%	23%

WESTLAKE CORPORATION
RECONCILIATION OF PEM SEGMENT EBITDA TO INCOME FROM OPERATIONS (INCLUDING AND EXCLUDING IDENTIFIED ITEMS)
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2024	2023	2024	2023

	(In millions of dollars, except percentages)
Performance and Essential Materials Segment
Income (loss) from operations	$(9)	$(41)	$(664)	$129	$59
Add:
Mothball expenses in 2024 / Impairment charge in 2023	75	—	475	75	475
Litigation settlement charge	—	—	150	—	150
Income (loss) from operations excl. Identified Items	66	(41)	(39)	204	684
Add:
Depreciation and amortization	225	223	229	892	881
Other income, net	6	38	11	65	25
EBITDA excl. Identified Items	297	220	201	1,161	1,590
Less:
Mothball expenses in 2024 / Impairment charge in 2023	75	—	475	75	475
Litigation settlement charge	—	—	150	—	150
EBITDA	$222	$220	$(424)	$1,086	$965
Net external sales	$2,019	$1,862	$1,880	$7,825	$8,336
Operating income (loss) margin	—%	(2)%	(35)%	2%	1%
Operating income (loss) margin excl. Identified Items	3%	(2)%	(2)%	3%	8%
EBITDA margin	11%	12%	(23)%	14%	12%
EBITDA margin excl. Identified Items	15%	12%	11%	15%	19%

WESTLAKE CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Fourth Quarter 2024 vs. Fourth Quarter 2023		Fourth Quarter 2024 vs. Third Quarter 2024
	Average Sales Price	Volume	Average Sales Price	Volume
Housing and Infrastructure Products	-3%	+7%	-1%	-9%
Performance and Essential Materials	-2%	+1%	-7%	-1%
Company	-2%	+3%	-5%	-4%